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                                                                  EXHIBIT 99.B11


CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 14 to Registration Statement No. 33-22363 of Prudential Structured Maturity Fund, Inc. of our report dated February 9, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which are a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
December 6, 1996